Exhibit 99(c)

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Continental Materials Corp.

March 14, 2005

Discussion Materials

Strictly Private & Confidential

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Note: The following analysis includes future earnings estimates of the Company.  Mesirow Financial has based these calculations on the Company’s internal estimates and these calculations have not been reviewed or examined by the Company’s independent public accountant, PriceWaterhouseCoopers.  These estimates make numerous assumptions with respect to industry performance and general business and economic conditions, among others. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than these estimates.  Neither the Company nor Mesirow Financial assumes any responsibility for these estimates.

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Illustrative Self-Tenders

Upon review of a broad sampling of recently completed self-tenders, we found that the majority were priced at a premium to the share price the day before announcement.

•                  In 78% of the self-tenders conducted through a Dutch Auction, shares were purchased at the upper limit of the tender price range.

•                  Half of the Dutch Auction precedents set the lower end of the tender price range below the pre-tender closing share price.  For those Dutch Auctions that were characterized as “going-private” transactions, the low end of the tender range was priced at a premium to the pre-tender closing share price.

Company Name	Market Capitalization	Exchange	Date Tender Announced	52 Week Hi/Low as of Announcement	Closing Price Day Before Announcement	Tender Range (if Dutch)

Elbit Medical Imaging Ltd.	$228 M	Nasdaq	11/23/2004	$9.60 / $6.02	$9.60
Vertrue Incorporated	$353 M	Nasdaq	11/8/2004	$36.77 / $24.16	$35.30	$33.50 - $38.50	(2)
Dover Downs Gaming	$269 M	NYSE	11/5/2004	$11.97 / $8.95	$10.17
United Online	$562 M	Nasdaq	11/3/2004	$20.50 / $9.03	$9.28	$9.00-$10.50
Nature’s Sunshine Products	$218 M	Nasdaq	10/27/2004	$15.98 / $7.82	$14.17	$14.20-$16.50
Wells Financial Corp	$34 M	Nasdaq	9/28/2004	$34.79 / $23.31	$28.75	$29.50- $31.50
Trammell Crow	$502 M	NYSE	9/1/2004	$14.40 / $12.25	$13.28	$13.50-$15.75
Pre-Paid Legal Services, Inc.	$392 M	NYSE	8/26/2004	$27.78 / $22.10	$23.75	$22.50 - $26.00
Credit Acceptance Corp.	$553 M	Nasdaq	8/11/2004	$19.34 / $10.21	$14.10	$14.00-$20.00
Scitex Corp. Ltd.(3)	$253 M	Nasdaq	4/25/2004	$5.87 / $1.63	$5.87
Pressure Biosciences	$20 M	Nasdaq	4/16/2004	$3.20 / $2.32	$2.65
First Federal Bankshares, Inc.	$59 M	Nasdaq	4/16/2004	$35.99 / $21.15	$31.77	$31.00 - $34.00
Hemlock Federal Financial	$27 M	Nasdaq	3/16/2004	$31.75 / $27.22	$28.67
Watson Wyatt	$787 M	NYSE	3/8/2004	$24.75 / $18.85	$23.91	$23.00-$25.25
Century Business Services, Inc.	$386 M	Nasdaq	3/4/2004	$5.00 / $2.50	$4.50
Zonagen	$19 M	Nasdaq	10/17/2003	$1.81 / $0.93	$1.68	$1.83-$2.10
Bogen Communications Internation	$22 M	Nasdaq	11/3/2003	$4.80 / $3.47	$4.15
Crazy Woman Creek Bancorp	$12 M	Pink Sheets	10/3/2003	$15.85 / $12.38	$15.00	$16.00-$18.25
Register.com	$252 M	Nasdaq	7/31/2003	$6.18 / $2.71	$6.11
Superior Consultant	$38 M	Nasdaq	6/9/2003	$5.84 / $1.77	$3.52	$2.85-$3.60
Keynote Systems	$204 M	Nasdaq	3/12/2003	$9.69 / $6.21	$8.88
Baycorp Holdings, LTD	$124 M	Amex	11/15/2002	$13.45 / $8.50	$13.25
Green Mountain Power Corporation	$93 M	NYSE	10/18/2002	$19.45 / $15.89	$16.17	$17.00 - $21.00
Vermont Teddy Bear Co.	$18 M	Nasdaq	8/20/2002	$3.95 / $2.30	$2.65
Pubco Corporation	$29 M	Nasdaq	5/23/2002	$7.11 / $10.50	$8.20
Rottlund Homes(4)	$45 M	Amex	1/22/2002	$7.75 / $4.64	$7.75
Maritrans Inc.	$98 M	NYSE	12/13/2001	$10.00 / $7.50	$9.65	$11.00-$12.50

Company Name	Premium of Low End of Tender Range to Closing Price	Tender Price	Premium to Closing Price(1)	% of Shares Tendered	Float Pre- Tender	Float Post- Tender	Tender Method

Elbit Medical Imaging Ltd.		$11.40	18.8%	11.5%	54.6%	48.5%	Fixed Price
Vertrue Incorporated	(5.1)%	$38.50	9.1%	5.7%	94.0%	93.6%	Dutch Auction
Dover Downs Gaming		$12.00	18.0%	10.0%	78.4%	76.0%	Fixed Price
United Online	(3.0)%	$10.50	13.1%	0.1%	97.2%	97.2%	Dutch Auction
Nature’s Sunshine Products	0.2%	$16.50	16.4%	6.6%	76.3%	74.7%	Dutch Auction
Wells Financial Corp	2.6%	$31.50	9.6%	7.3%	92.0%	91.4%	Dutch Auction
Trammell Crow	1.7%	$15.75	18.6%	6.2%	93.2%	92.8%	Dutch Auction
Pre-Paid Legal Services, Inc.	(5.3)%	$26.00	9.5%	5.9%	92.4%	91.9%	Dutch Auction
Credit Acceptance Corp.	(0.7)%	$20.00	41.8%	6.8%	25.0%	19.6%	Dutch Auction
Scitex Corp. Ltd.(3)		$5.67	(3.4)%	11.5%	n/a	n/a	Fixed Price
Pressure Biosciences		$3.50	32.1%	68.2%	90.8%	71.1%	Fixed Price
First Federal Bankshares, Inc.	(2.4)%	$33.50	5.4%	30.0%	89.2%	82.8%	Dutch Auction
Hemlock Federal Financial		$29.00	1.2%	22.0%	71.9%	65.4%	Fixed Price
Watson Wyatt	(3.8)%	$25.25	5.6%	2.5%	94.2%	96.9%	Dutch Auction
Century Business Services, Inc.		$5.00	11.1%	8.7%	96.9%	96.1%	Fixed Price
Zonagen	8.9%	$2.10	25.0%	56.9%	90.4%	97.3%	Dutch Auction
Bogen Communications Internation		$5.00	20.5%	36.6%	37.0%	0.7%	Fixed Price
Crazy Woman Creek Bancorp	6.7%	$18.25	21.7%	20.0%	89.6%	87.1%	Dutch Auction
Register.com		$6.35	3.9%	43.4%	82.4%	83.7%	Fixed Price
Superior Consultant	(19.0)%	$3.60	2.3%	3.3%	53.2%	51.6%	Dutch Auction
Keynote Systems		$9.50	7.0%	32.9%	88.9%	86.1%	Fixed Price
Baycorp Holdings, LTD		$14.85	12.1%	92.7%	91.9%	70.7%	Fixed Price
Green Mountain Power Corporation	5.1%	$19.75	22.1%	14.2%	98.9%	98.7%	Dutch Auction
Vermont Teddy Bear Co.		$3.50	32.1%	50.0%	84.7%	74.6%	Fixed Price
Pubco Corporation		$10.00	22.0%	5.7%	25.5%	21.0%	Fixed Price
Rottlund Homes(4)		$9.15	18.1%	100.0%	27.4%	0.0%	Fixed Price
Maritrans Inc.	14.0%	$11.50	19.2%	21.4%	88.8%	85.3%	Dutch Auction

High:	41.8%	100.0%
Median:	16.4%	11.5%
Mean:	15.3%	25.2%
Low:	(3.4)%	0.1%

Note: Companies shaded in gray represent transactions that were characterized as going-private

(1) Premium to closing price day before tender announcement.

(2) The Company’s initial tender announcement on November 8, 2004 offered a tender price range from $30.00 - $35.00.  The share price on November 7, 2004 was $31.87.

On December 15, 2004, the Company increased the tender range to $33.50 - $38.50.

(3)  Scitex is an Israeli company; Insider holdings are not disclosed.

(4) No current stock price information is available for Rottlund Homes because the shares were delisted after the tender offer. Initial offer was for $9.00/share; shares were purchased at $9.15/share.

Historical Trading Volume Analysis

Historically, Continental Materials’ stock has been relatively illiquid.  It is therefore unlikely that a tender offer will have a material impact on liquidity.

Five Year Daily Trading Volume

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	Average Daily Trading Volume (# of shares)	Number of Days During Which No Shares Traded	Annualized Number of Days Stock Didn’t Trade

6 months	252	79	158

1 year	552	147	147

3 years	662	412	137

5 years	648	695	139

Historical Stock Repurchase Analysis

•                  Historically, Continental Materials has purchased shares from shareholders wishing to liquidate a portion of their holding

•                  The Company purchased shares in every quarter during the last two years

•                  During each of these quarters, the low end of the share repurchase price range was equal to or higher than the low trading price during the respective period

	Total	Total	Average			Closing Price
Quarter	Shares	Price	Price	High	Low	High	Low

Q1 2003	11,686	$318,651	$27.27	$28.00	$27.00	$27.30	$26.45

Q2 2003	27,097	$632,010	$23.32	$23.85	$20.86	$26.45	$20.15

Q3 2003	1,310	$30,221	$23.07	$23.91	$23.00	$23.40	$23.00

Q4 2003	23,042	$638,454	$27.71	$29.18	$24.41	$29.10	$23.25

Q1 2004	17,036	$480,297	$28.19	$28.87	$27.50	$29.40	$27.40

Q2 2004	33,400	$956,161	$28.63	$29.00	$28.42	$29.40	$28.35

Q3 2004	13,500	$383,990	$28.44	$29.10	$28.00	$29.25	$27.80

Q4 2004	6,013	$159,720	$26.56	$26.64	$26.44	$28.70	$26.40

TOTAL	133,084

Continental Materials – Self-Tender

Total Amount of Tender Offer	$12,000,000
Shares Outstanding(1)	$1,683,862
Stock Price - March 11, 2005(2)	28.30

Tender Offer Sensitivity Analysis
Self-Tender Price per Share			$27.00		$28.50		$30.00		$31.50		$33.00
Premium to Current Share Price			(4.6)%		0.7%		6.0%		11.3%		16.6%
Number of Shares Tendered(3)			444,444		421,053		400,000		380,952		363,636
Remaining Shares Outstanding (fully diluted)			1,239,417		1,262,809		1,283,862		1,302,909		1,320,225
Percentage of Company Owned by Insiders Post-Tender(4)			72.2%		70.9%		69.7%		68.7%		67.8%

Summary Metrics
	Pre-Tender
Pro-Forma Market Capitalization Post-Tender	$47.7	M	$35.1	M	$35.7	M	$36.3	M	$36.9	M	$37.4	M
2004E Net Debt	7.0	M	19.0	M	19.0	M	19.0	M	19.0	M	19.0	M
Pro-Forma Enterprise Value Post-Tender	$54.6	M	$54.0	M	$54.7	M	$55.3	M	$55.8	M	$56.3	M

2004E Net Debt / LTM EBITDA(5)	0.7	x	1.8	x	1.8	x	1.8	x	1.8	x	1.8	x
2004E Net Debt-to-Total Capital	12.7%		35.1%		34.7%		34.3%		34.0%		33.7%

Pro-Forma ROE at 12/31/05	7.5%		8.9%		8.8%		8.6%		8.5%		8.4%
Pro-Forma EPS at 12/31/05	$2.12		$2.53		$2.48		$2.44		$2.40		$2.37
% Change from Pre-Tender EPS			19.0%		16.8%		14.8%		13.2%		11.7%
Pro-Forma BV per Share at 12/31/05	$32.44		$34.40		$33.76		$33.20		$32.72		$32.29
% Change from Pre-Tender BV per Share			6.0%		4.1%		2.3%		0.9%		(0.5)%

Pro-Forma Float(6)	788,741		344,297		367,688		388,741		407,789		425,105
as a% of fully diluted shares outstanding	46.8%		27.8%		29.1%		30.3%		31.3%		32.2%

(1) Reflects fully diluted shares outstanding.  There were 1,647,914 shares outstanding at 1/14/05.  Insiders hold 73,400 vested options; per the treasury method, exercise of these options results in 35,948 new shares issued.

(2) Reflects the closing share price on 3/11/05.

(3) If purchase price is below $30.00, the analysis assumes tender offer will be amended so that more than 400,000 shares can be purchased at an aggregate amount of $12 million.

(4) This assumes no Insiders tender their shares.  Insiders are listed on page 9.

(5) LTM EBITDA as of October 31, 2004.

(6) Assumes no Insiders tender their shares and that all institutional shares are included in the float.

Self-Tender:  Pros and Cons

While there are potential downsides, we believe a self-tender would be largely beneficial to Continental Materials and its shareholders.

Pros	Cons

• Increased pro-forma EPS, ROE and Book Value per Share	• May result in being de-listed from the American Stock Exchange

• Typically well received by the market; a self-tender signals that the Company believes its stock is under-valued	• Reduced float

• Good use of cash; will result in an acceptable debt-to-total capital ratio (approximately 34%)	• Increases amount of debt on the balance sheet, thereby reducing the Company’s financial flexibility

• Provides shareholders with the opportunity to tender their shares at a premium to the recent trading price while also avoiding broker commissions

Self Tender:  Potential De-Listing

•                  Should Continental Materials have fewer than 300 public shareholders after a self-tender, there is a possibility that the Company could be de-listed from the American Stock Exchange (“AMEX”)

•                  If the Company were de-listed from the AMEX, the Over the Counter Bulletin Board (“OTCBB”) would provide a viable trading alternative for the Company’s shares

•                  While shares that are quoted on the OTCBB have traditionally been known to lack liquidity, trading activity has picked up significantly in the last two years

•                  In the 12 month period ending August 31, 2004, an average of 2 billion shares traded daily, reflecting a 60% increase over the previous year

•                  The OTCBB provides quotes on 3,200 unlisted securities, as well as 230 corresponding market makers

Source:  Traders Magazine, January 1, 2005.

Continental Materials Stock Price Performance

Six Month Stock Price Chart	One Year Stock Price Chart

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Three Year Stock Price Chart	Five Year Stock Price Chart

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Summary Statistics
Current Share Price:	$28.30
52-Week High:	$29.40
52-Week Low:	$26.40

5-Year High:	$30.15
5-Year Low:	$10.75

10-Year High:	$30.15
10-Year Low:	$5.88

Continental Materials – Shareholder Listing

Institutional Investors (1)	# of Shares	%

Steel Partners II (Warren Lichtenstein)	335,700	20.4%
Franklin Advisory Services	99,500	6.0%
Dimensional Fund Advisors	51,600	3.1%
AXA	23,800	1.4%
Fidelity	21,900	1.3%
Vanguard Group	15,351	0.9%
Mellon Bank	14,223	0.9%
Northern Trust	9,589	0.6%
Charles Schwab	7,900	0.5%
CalPERS	6,000	0.4%
Others	999	0.1%
Total Institutional Shares	586,562	35.6%

Insiders (2)	# of Shares	%

Gidwitz Family	786,720	47.7%
CUO Employees Profit Sharing Retirement Plan	63,253	3.8%
Joseph Sum	3,000	0.2%
William Andrews	2,000	0.1%
Peter Thieriot	2,000	0.1%
Darrell Trent	2,000	0.1%
Thomas Carmody	200	0.0%
Total Insider Shares	859,173	52.1%

Total Shares Outstanding (3)	1,647,914	100.0%
Total Insider Shares	859,173	52.1%
Float	788,741	47.9%

Notes:

(1).         Source:  Bloomberg, 1/19/05

(2).         Source:  Company Proxy, 05/26/04

(3).         Source:  Company Management, reflects shares outstanding as of 1/14/05; does not include stock options